EXHIBIT 99.4


                 UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL DATA
                 -----------------------------------------------

           The following unaudited pro forma consolidated financial data gives effect to the merger of Levcor and Carlyle. Although Levcor was the legal acquirer and survives as the legal post-merger entity, for accounting purposes, Carlyle is the acquirer. The merger is being accounted for under the purchase method of accounting, as required by Statement of Financial Accounting Standards No. 141, "Business Combinations." Under this method of accounting, the purchase price has been allocated to the fair value of the net assets acquired, including identified intangible assets and goodwill. The purchase price allocation is preliminary and subject to revision when Carlyle obtains additional information regarding asset valuation.

           The unaudited pro forma consolidated financial data is based on the historical financial statements and accompanying notes of Carlyle which are included elsewhere in this Form 8-K/A and the historical financial statements and accompanying notes of Levcor which are included in its Form 10-KSB for the fiscal year ended December 31, 2002. The Unaudited Pro Forma Consolidated Balance Sheet assumes the merger was consummated on December 31, 2002 and combines the audited December 31, 2002 balance sheet of Carlyle with the audited December 31, 2002 balance sheet of Levcor. The 2002 Unaudited Pro Forma Consolidated Statement of Income combines the year ended December 31, 2002 audited Statement of Income for Carlyle with the year ended December 31, 2002 audited Statement of Operations for Levcor. The unaudited pro forma consolidated statement of income assumes the merger took place on January 1, 2002.

           The unaudited pro forma consolidated financial data is not necessarily indicative of the actual operating results that would have occurred or the future operating results that will occur as a consequence of the merger.


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

                                        UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
                                                      DECEMBER 31, 2002
                                                        (in thousands)

                                                            ASSETS
                                                            ------
                                                                                                    Pro Forma       Pro Forma
                                                                  Carlyle          Levcor          Adjustments      Combined
                                                                 --------         --------         -----------      --------
Current assets:
   Cash and cash equivalents ............................        $     71         $      4         $     --         $     75
   Accounts receivable - trade, net .....................           2,458              171               --            2,629
   Due from factor ......................................              --              317               --              317
   Inventories ..........................................           5,250            1,445               --            6,695
   Deferred income taxes ................................             811               --               --              811
   Other current assets .................................             493               35             (216)(4)          312
                                                                 --------         --------         --------         --------

               Total current assets .....................           9,083            1,972             (216)          10,839

Property, plant and equipment, net ......................           2,399               59               --            2,458

Goodwill ................................................           2,543               --            8,067(1)        10,610
Trademarks ..............................................              --               --              250(2)           250
Assets held for sale ....................................              --               50               --               50
Deferred income taxes ...................................           2,975               --            2,100(3)         5,075
Other assets ............................................           1,007               35               --            1,042
                                                                 --------         --------         --------         --------

               Total assets .............................        $ 18,007         $  2,116         $ 10,201         $ 30,324
                                                                 ========         ========         ========         ========

                                      LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIENCY)
                                      -------------------------------------------------
Current liabilities:
   Accounts payable and accrued expenses ................        $    933         $  1,422         $     --         $  2,355
   Revolving credit debt ................................           2,971               --               --            2,971
   Accrued merger related fees and expenses .............              --              523               --              523
   Income taxes payable .................................             402               --               --              402
   Other current liabilities ............................           1,058               --               --            1,058
                                                                 --------         --------         --------         --------

               Total current liabilities ................           5,364            1,945               --            7,309

Long-term debt ..........................................           1,732            3,000               --            4,732
Pension liabilities .....................................           6,599               --               --            6,599
Post retirement medical liabilities .....................           2,463               --               --            2,463
Other liabilities .......................................           2,363               --               --            2,363
Loans payable - officer/stockholder .....................              --              785               --              785
                                                                 --------         --------         --------         --------

               Total liabilities ........................          18,521            5,730               --           24,251
                                                                 --------         --------         --------         --------

Redeemable preferred stock ..............................           4,567               --               --            4,567
                                                                 --------         --------         --------         --------

Stockholders' equity (deficiency)
   Common stock .........................................             139            1,342             (139)(7)           52
                                                                                                     (1,290)(6)
   Capital in excess of par .............................          26,345            5,277            7,280 (6)       33,096
                                                                                                     (5,277)(7)
                                                                                                        713 (8)
                                                                                                     (1,242)(7)
   Accumulated deficit ..................................         (28,080)         (10,156)          10,268 (7)      (27,968)
   Unearned compensation ................................              --               --             (112)(1)         (112)
   Accumulated other comprehensive loss .................          (3,485)              --               --           (3,485)
                                                                 --------         --------         --------         --------

                                                                   (5,081)          (3,537)          10,201            1,583
   Less - Treasury stock ................................              --              (77)              --              (77)
                                                                 --------         --------         --------         --------

               Total stockholders' equity (deficiency) ..          (5,081)          (3,614)          10,201            1,506
                                                                 --------         --------         --------         --------
               Total liabilities and stockholders'
                  equity (deficiency) ...................        $ 18,007         $  2,116         $ 10,201         $ 30,324
                                                                 ========         ========         ========         ========

See accompanying notes to pro forma financial information.

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

              UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF INCOME

                          YEAR ENDED DECEMBER 31, 2002
                 (in thousands, except share and per share data)

                                                                                           Pro Forma            Pro Forma
                                                     Carlyle             Levcor            Adjustments          Combined
                                                    -----------        -----------         -----------         -----------
Net revenue ................................        $    23,728        $    10,497         $        --         $    34,225
Cost of goods sold .........................             14,751              8,430                  --              23,181
                                                    -----------        -----------         -----------         -----------

            Gross profit ...................              8,977              2,067                  --              11,044

Selling, general and administrative expenses              6,340              2,552                  16 (1)           8,908
Merger related fees and expenses ...........                 --                668                (668)(5)              --
Loss on impairment of assets held for sale .                 --                169                  --                 169
                                                    -----------        -----------         -----------         -----------
Income (loss) before interest
   and income taxes ........................              2,637             (1,322)               (652)              1,967

Interest expense ...........................                408                202                  --                 610
                                                    -----------        -----------         -----------         -----------

Income (loss) before income taxes ..........              2,229             (1,524)               (652)              1,357
Provision for income taxes .................                800                 --                 311 (11)            489
                                                    -----------        -----------         -----------         -----------

Net income (loss) ..........................              1,429             (1,524)                963                 868
Less - Dividends on preferred stock ........                272                 --                  --                 272
                                                    -----------        -----------         -----------         -----------

Net income (loss) applicable to
   common shares ...........................        $     1,157        $    (1,524)        $       963         $       596
                                                    ===========        ===========         ===========         ===========

Basic earnings per share ...................        $       .42 (9)    $      (.67)        $        --         $       .12
                                                    ===========        ===========         ===========         ===========

Diluted earnings per share .................        $       .42 (9)    $      (.65)        $        --         $       .11
                                                    ===========        ===========         ===========         ===========

Weighted average number of shares, basic ...          2,786,972 (9)      2,336,206 (9)           2,622 (9)       5,125,800 (9)
                                                    ===========        ===========         ===========         ===========

Weighted average number of shares, diluted..          2,786,972 (9)      2,408,165 (9)          23,576 (9)       5,218,713 (9)
                                                    ===========        ===========         ===========         ===========

See accompanying notes to pro forma financial information.

         NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
                 (IN THOUSANDS EXCEPT SHARE AND PER SHARE DATA)

1. The pro forma financial statements have been prepared reflecting a reverse acquisition with Carlyle as the accounting acquiror of Levcor using the purchase method of accounting. Under the purchase method of accounting, the total purchase price, plus the fair value of assumed liabilities, is allocated to the net tangible and identifiable intangible assets acquired, based on their respective fair values. A final determination of these fair values will be made after the completion of certain appraisals and studies have been conducted. Accordingly, the allocations reflected in the unaudited pro forma consolidated financial statements are preliminary and subject to change. The total pro forma estimated purchase price consists of the following:

      Fair value of shares of Carlyle common stock deemed to be
            issued  (2,338,194 @ $2.56 per share)                  $      5,986

      Fair value of outstanding vested and unvested options, net
            of unearned compensation of $112                                601
      Direct acquisition costs to be incurred by Carlyle                    216
                                                                   ------------
                                                                          6,803
      Fair value of Levcor's liabilities to be assumed by Carlyle         5,730
                                                                   ------------

      Total purchase price to be paid by Carlyle                         12,533

      Fair value of Levcor assets acquired by Carlyle                     4,466
                                                                   ------------

      Goodwill                                                     $      8,067
                                                                   ============

      The $2.56 per share used above, is the average of the reported Levcor common share price for the five days preceding and following the announcement of the proposed merger. Both Levcor's and Carlyle's respective boards of directors determined that operating as a combined entity would increase the overall growth of their companies and reduce the risks of continuing as relatively small companies in an industry that is rapidly consolidating and increasingly competitive. In addition, both boards determined that the merger may result in increased liquidity in trading the combined entity's securities, which is in the best interests of the companies' respective stockholders. Also identified, as benefits of the proposed merger are expansion of access to distribution channels and customers, savings on certain administrative costs, and realization of all or part of Levcor's operating tax loss carryforward.

      In completing the merger, for accounting purposes Carlyle is treated as if it declared a 1-for-5 reverse stock split of its common stock and subsequently exchanged its common stock for Levcor common stock on a one-to-one ratio and its stock options for Levcor's stock options on a one-to-one ratio. The aggregate estimated purchase price is $12,533 and reflects the fair value of Levcor's common stock and options deemed acquired for similar Carlyle instruments. The purchase price reflects Carlyle's acquisition of Levcor's net assets, which are total assets less the assumption of $5,730 of Levcor's debt and liabilities. The merger agreement did not require any contingent consideration to be issued.

      The equity section of the accompanying pro forma balance sheet as of December 31, 2002 adjusts common stock to the actual number of shares Levcor (the legally surviving post-merger entity) will have outstanding at its restated par value of $.01. However, since Carlyle is the accounting acquirer, the accumulated deficit of Levcor is eliminated against additional paid in capital.

      Carlyle, which is treated as the accounting acquirer, is paying a substantial premium over the fair value of Levcor's tangible and identifiable intangible assets. The portion of the purchase price that Carlyle is paying in excess of the fair value of Levcor's identifiable tangible and intangible assets is goodwill. When it contemplated and approved the proposed merger, Carlyle's board of directors did not consider this premium deemed to be paid by Carlyle as a result of it being treated as the accounting acquirer, because Levcor is the legal acquirer of Carlyle in the proposed merger, and Levcor, from a legal point of view, was paying a substantial premium over the market value of Carlyle. However, Carlyle, as a result of it being treated as the accounting acquirer, is willing to pay this premium for the following reasons:

       o Levcor's experience and expertise with respect to offering products to wholesale markets should provide Carlyle the opportunity to expand its product offerings, business and customer base to wholesale markets.

       o Combining with Levcor will increase the financial resources and should also allow the combined company to utilize Levcor's net operating tax loss carryforward of $5.6 million;

       o The combined larger company should provide Carlyle with better access to credit markets which is necessary to facilitate growth; and

       o    The potential growth of the combined company after the merger.


      The fair value of the 184,900 Levcor vested options was estimated as of December 31, 2002 using the Black-Scholes option pricing model with the following weighted-average assumptions, risk-free interest rates of 4.58 to 5.26 percent, expected dividend yields of zero percent; expected lives of 5 to 10 years; expected volatility of 120.49 to 232.02 percent. The fair value of these vested options totaled approximately $553.

      The fair value of the Levcor unvested options was approximately $160. Of this amount, $112 is included in the equity section of the balance sheet as unearned compensation. The remaining vesting period, the period that the future earnings will be impacted, is seven years at December 31, 2002. The remaining amount will be expensed at $16 per year.

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

      Estimated purchase price allocation:

                                                        Purchase       Purchase
                                         Historical       Price         Price
                                           Costs       Adjustments    Allocation
                                         --------       --------      --------

Current assets                           $  1,972       $     --      $  1,972
Property, plant and equipment - net            59             --            59
Deferred tax asset                             --          2,100         2,100
Other assets                                   85             --            85
Current liabilities                        (1,945)            --        (1,945)
Non-current liabilities                    (3,785)            --        (3,785)
                                         --------       --------      --------

Net tangible assets                        (3,614)         2,100        (1,514)
Trademarks                                     --            250           250
Goodwill                                       --          8,067         8,067
                                         --------       --------      --------

                                         $ (3,614)      $ 10,417      $  6,803
                                         ========       ========      ========

      This adjustment represents the recognition of the excess of the purchase price, plus liabilities assumed, over the fair value of Levcor assets acquired. The preliminary allocation results in classifying as goodwill the excess of the purchase price over the fair value of the net assets acquired.

2. This adjustment represents the recognition of the fair value of two of Levcor's trademarks as an identifiable intangible asset. Both trademarks are determined to have indefinite useful lives. Levcor had no other identifiable intangible assets, such as long-term operating leases, employment agreements and or customer contracts that management believes should be assigned as part of the purchase price allocation.

3. To recognize a deferred tax asset related to Levcor's net operating loss carryforward.

4. Deferred acquisition costs of $216 incurred by Carlyle were included in its December 31, 2002 financial statements and have been included in the calculation of the estimated purchase price.

5. To eliminate nonrecurring merger related fees and expenses included in Levcor's historical income statement for the year ended December 31, 2002.

6. This adjustment represents Carlyle's deemed issuance of 2,338,194 shares of common stock in exchange for Levcor common stock in connection with the merger and the adjustment of the par value from $0.56 to $0.01.

7. This adjustment represents the restatement of the equity section to reflect the elimination of Carlyle's common stock and capital in excess of par, and Levcor's accumulated deficit, as the accounting acquiree.

8. This adjustment represents the fair value of vested and nonvested Levcor options outstanding, which are deemed to be issued by Carlyle, the accounting acquiror.

9. The reconciliation between the weighted average number of shares used in determining basic earnings per share and that used in determining diluted earnings per share of the combined entity is as follows:

                                                                                 December 31,
                                                                                     2002
                                                                                   ---------
      Equivalent number of Carlyle shares  outstanding                             2,786,972
      Shares deemed issued in merger to Levcor shareholders                        2,338,194
                                                                                   ---------

      Weighted number of shares - basic                                            5,125,166

      Incremental number of shares relative to options deemed issued to
         Levcor employees                                                             95,425

      Incremental number of shares relative to options issued to Carlyle
         employees as a result of the merger                                          20,954

      Weighted number of shares - diluted                                          5,241,545
                                                                                   =========

      After giving effect to the exchange ratio of five Carlyle shares for each Levcor share, Carlyle effectively had 2,786,972 shares outstanding at December 31, 2002. The earnings per share of Carlyle is based on such equivalent number of shares. The adjustments for 2,622 and 23,576 to the weighted average shares outstanding at December 31, 2002 are to adjust the weighted average number of shares outstanding to the equivalent shares outstanding to effect the merger. This adjustment is shown effective for purposes of the pro forma statement of income as of January 1, 2002.

10. Carlyle adopted Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets," ("SFAS 142") as of January 1, 2002. Under SFAS 142, Carlyle no longer amortizes goodwill, but is required to review goodwill for impairment annually, or more frequently if impairment indicators arise. The pro forma statement of income for the year ended December 31, 2001 was not adjusted to give retroactive effect to the adoption of SFAS 142.

11. To record a pro-forma income tax provision based on pro-forma consolidated pretax income at the statutory income tax rate of 36%. Levcor's net operating loss carryforward is expected to be utilized against future taxable income. As a result, a deferred tax asset (see note 3) was recorded in purchase accounting. This income tax provision will reduce the Company's deferred tax asset until such deferred tax asset is fully utilized. During such period of time, the Company's cash taxes will be limited to state and local taxes only.

                                       35